EXHIBIT 10(d)
SEVERANCE AGREEMENT AND
COVENANT NOT TO COMPETE, SOLICIT AND DISCLOSE

This SEVERANCE AGREEMENT AND COVENANT NOT TO COMPETE, SOLICIT AND DISCLOSE ("Agreement"), effective as of the 1st day of October, 2014 ("the Effective Date"), is entered into by and between the Companies (as defined below) and Peter M. Loggenberg, Ph.D., a resident of 902 Sprucewood lane, Houston, Harris County, Texas 77024 ("Loggenberg").

RECITALS

WHEREAS, Trecora Resources, a Delaware corporation ("TREC") owns all of the capital stock of Texas Oil and Chemical Co. II, Inc., a Texas corporation ("TOCCO"), TOCCO owns all of the capital stock of South Hampton Resources, Inc., a Texas corporation ("SHR"), Trecora Chemical, Inc., a Texas corporation ("TCI"), and South Hampton Transportation, Inc., a Delaware corporation ("SHT"), and SHR owns all of the capital stock of Gulf State Pipe Line Company, Inc., a Texas corporation ("GSPL");

WHEREAS, TREC, TOCCO, SHR, SHT, TCI and GSPL are sometimes hereafter collectively referred to collectively as the "Companies";

WHEREAS, SHR owns and operates a specialty petrochemical facility near Silsbee, Texas which produces and sells high purity petrochemical solvents and other petroleum based products, including iso-pentane, normal pentane, iso-hexane and hexane which may be used in the production of polyethylene, packaging, polypropylene, expandable polystyrene, poly-iso/urethane foams and the catalyst support industry, and TCI owns and operates a specialty petrochemical facility in La Porte, Texas which produces and sells low to medium viscosity polyethylene waxes and provides toll and custom chemical processing services (the "Petrochemical Business");

WHEREAS, GSPL owns and operates numerous pipelines which service the SHR Silsbee, Texas facility (the "Pipeline Business");

WHEREAS, SHR and TCI products are sold domestically and world-wide;

WHEREAS, the Petrochemical Business and the Pipeline Business are sometimes hereinafter referred to collectively as the "Business";

WHEREAS, Loggenberg is an employee of TCI and may become an "at-will" employee of one or more of the Companies at a date in the future;

WHEREAS, Loggenberg has significant experience, contacts and knowledge within the chemicals and petrochemicals industries that will come to bear for the benefit of the Companies; and

WHEREAS, in exchange for the mutual promises herein, TREC, on behalf of the Companies, promises to provide to Loggenberg (i) severance pay unless terminated for good cause, (ii) access to proprietary, confidential, and other information as defined in this Agreement, and (iii) industry specific training, the sufficiency of which is hereby acknowledged and confessed as a part of the consideration for this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby forever acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
ACKNOWLEDGEMENTS

1.1	Loggenberg recognizes and acknowledges the following:

a.
That TREC's decision to make cash severance payments to Loggenberg on dismissal or termination of employment other than for good cause ("Severance Payments") is induced primarily because of the covenants and assurances made by Loggenberg in this Agreement, and, but for this Agreement, TREC would not have agreed to make the Severance Payments;

b.
That Loggenberg is receiving substantial compensation on account of, and as consideration for, Loggenberg covenants and assurances in this Agreement; such consideration includes, but is not limited to, the Severance Payments, providing Loggenberg access to confidential and proprietary information as defined in this Article I, and providing Loggenberg industry specific training;

c.
That the Companies have devoted a considerable amount of time, effort, and expense to establishing a customer base and to hiring and training the Companies' employees and agents, that such customer base and employees and agents comprise valuable assets of the Companies, and that, as a result of the employment relationship with the Companies, Loggenberg will have access to this customer and employee and agent base;

d.	That Loggenberg's covenants and assurances are necessary to ensure the protection of the Companies' confidential and proprietary business information and the continuation of the Business;

e.
That Loggenberg and the Companies carefully considered the necessity to protect the Companies against Loggenberg's or Companies violation of the covenants and assurances in this Agreement, and the nature and scope of such protection;

f.	That irreparable harm and damage will be done to the Companies or Loggenberg in the event that Loggenberg or Company violates this Agreement;

g.
That the duration and scope applicable to the covenants and assurances described in this Agreement are fair, reasonable, and necessary, that adequate compensation has been received by Loggenberg under this Agreement for such obligations, and that these obligations will not prevent Loggenberg from earning a livelihood;

h.
That, in the event that any part of the covenants set forth in this Agreement shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or enforceable parts had not been included therein.  If any court of competent jurisdiction determines, for any reason, that the restrictions in this Agreement are not reasonable or enforceable or that the consideration is inadequate, such restrictions shall be interpreted, modified, or rewritten to include as much of the duration and scope identified in this Agreement as will render such restrictions valid and enforceable; Provided that these covenants do not violate any Texas State or Federal law.

i.
That, for purposes of this Agreement, "Proprietary or Confidential Information" includes the following, without limitation: this Agreement, any and all secrets or confidential technology, proprietary information, customer lists, employee and agent information, trade secrets, business records, marketing programs and strategies, computer software, personnel information, business plans and related plans, training and instruction in the Companies' methodology or business systems, specialized requirements of the Companies' customers, memorandums, or other writings, in the possession or control of the Companies, not generally known or available to members of the general public, including any copies, worksheets, or extracts from any of the above, provided, however that "Proprietary or Confidential Information" does not include (a) information received by Loggenberg from a source other than the Companies or their advisors, provided that such source is legally in possession of the same and not under an obligation of confidentiality with respect thereto, (b) any information which Loggenberg can document was in his possession prior to his becoming an employee of TCI or SSI Chusei, Inc., a Texas corporation, and (c) information which is now or hereafter becomes generally available to the public other than as a result of a disclosure by the Companies.

j.
That, for purposes of this Agreement, "Products" means low to medium viscosity polyethylene wax, as well as any other goods, materials or services that the Companies may subsequently research, develop, manufacture or market during one or more of the Companies' employment of Loggenberg.

ARTICLE II
COVENANTS

2.1 Covenant Not to Compete.  Loggenberg agrees that during Loggenberg's term of employment, and for a period of two (2) years after the expiration or termination of Loggenberg's term of employment, Loggenberg, and any related corporate entities, partnerships, or other legal entities under his direct control or influence, whether natural persons or business organizations, will not, directly or indirectly, in any manner or capacity, engage in any of the following activities:

a.
Own, manage, operate, control, participate in the management or control of, be employed by, lend Loggenberg's name to, or maintain or continue any interest whatsoever in any enterprise which conducts or will conduct business in the development, manufacture, sale or marketing of Products or compete with the Companies in any respect with business conducted by the company during the employment of Loggenberg;

b.	Request or advise any supplier, customer, or other person or entity that has or will have dealings with the Companies, to withdraw, curtail, or cancel such dealings with the Companies;

c.
Disclose to any person or entity the name of any client, customer, account, supplier, person, firm, partnership, association, corporation, or business organization, entity or enterprise that has, or has the potential to have, dealings with the Companies, except where such information is public knowledge or as required by law.

2.2 Covenant not to Solicit. Loggenberg agrees that during the Loggenberg's term of employment, and for a period of two (2) years after the expiration or termination of Loggenberg's term of employment, Loggenberg, and any related corporate entities, partnerships, or other legal entities under his direct control or influence, whether natural persons or business organizations, will not, directly or indirectly, in any manner or capacity, engage in any of the following activities:

a.
Solicit clients, customers, or accounts of the Companies, or request or advise any previous or present client, customer, or account of the Companies to withdraw, curtail, or cancel such client's, customer's or account's business with the Companies;

b.	Solicit any employee, agent, or affiliate of the Companies to terminate his or her employment, agency, or affiliation with the Companies;

c.	Solicit to hire any employee, agent, or affiliate of the Companies.

2.3 Covenant not to Disclose.  Loggenberg agrees that during the Loggenberg's term of employment, and for two (2) years thereafter, Loggenberg, and any related corporate entities, partnerships, or other legal entities under his direct control or influence, whether natural persons or business organizations, will not, directly or indirectly, in any manner or capacity, engage in any of the following activities:

a.	Use any Proprietary or Confidential Information in competition with the Companies;

b.	Disclose any Proprietary or Confidential Information, or permit such information to be disclosed, to any person or entity, except where such information is public knowledge or as required by law;

c.
Take, reproduce, or retain, without prior authorization from the Companies, originals, copies, worksheets, or extractions of any Proprietary or Confidential Information as such information is, and will remain, the property of the Companies.

2.4 Covenant to Disclose and Assign.  Loggenberg agrees to promptly reduce to writing, promptly disclose to TREC, and assign to TREC, and hereby does assign to TREC, all inventions, discoveries, improvements, copyrightable material, trademarks, programs, computer software, and ideas concerning the same, capable of use in connection with the business of the Companies, which Loggenberg may make or conceive, either solely or jointly with others, during the period of employment by the Companies. Loggenberg agrees, without charge to TREC and at Loggenberg's expense, to execute, acknowledge, and deliver to TREC all such papers, including applications for patents, applications for copyright and trademark registrations, and assignments thereof, as may be necessary to comply with this covenant. Loggenberg agrees to assist TREC at all times, in every proper way, to patent or register said inventions, discoveries, improvements, copyrightable material, trademarks, programs, computer software, and ideas.

ARTICLE III
EXCLUDED ACTIVITIES AND INTELLECTUAL PROPERTY

3.1 Any knowledge that Loggenberg possesses or develops that relates to Drilling Base Fluids, Fracking or Completions Fluids as well as any chemistry related to the dehydrogenation or oxidation of C2 and C3 molecules including but not limited to ethane, ethylene, ethanol, propane, propylene and propanol, excluding wax production, will not be any part of this agreement as Company recognizes that this subject matter is not part of this agreement and Loggenberg retains the right to continue and retain business, intellectual property and all other rights regardless of the existence of this agreement. Should Company wish to use such technology or business, then a separate mutually acceptable agreement needs to be concluded between Loggenberg and the Company.

3.2 It is recognized by both parties that Loggenberg has business with SSI, Arthur Steier, SSI Schuman, or other related parties. Due to the possibility of conflicts of interest, and the need to provide the Company with his full time attention, it is agreed that Loggenberg will extricate himself from those interests within three (3) years of accepting the position with the Companies.

3.3 It is recognized by both parties that Loggenberg has a relationship with Don Powers and DP&PL, which company may have patented technologies, and which the Company may wish to use in the future. Both parties agree that if the Company can use the technology to its benefit, there will be a reasonable royalty or other fee structure developed to the benefit of both parties. In the case of development of future technologies, Loggenberg agrees to keep any further developments with that relationship separate from the business of the Companies and his responsibilities thereto.

3.4 Loggenberg agrees to observe and comply with the reasonable rules and regulations of the Company and its business as adopted from time to time. Loggenberg shall not engage in any business or other activity than those listed above in sections 3.1-3.3 that hinders in any way Loggenberg's ability to serve as an employee of the Company.

ARTICLE IV
REMEDIES FOR VIOLATIONS

4.1 Loggenberg recognizes and acknowledges that the Loggenberg's covenants and assurances set forth in this Agreement are necessarily of a special, unique, and extraordinary nature, that Loggenberg's employment is predicated in part upon said covenants and assurances, and that the loss arising from a breach thereof cannot reasonably and adequately be determined by money damages, as such breach may cause the Companies to suffer irreparable harm.

4.2 Injunctive Relief.  In the event of any breach or threatened breach of any of Loggenberg's or the Companies covenants and assurances as set forth in this Agreement, the Companies, or anyf their successors or assigns, shall be entitled, in addition to any other remedies and or Loggenberg damages available under this agreement or applicable law, to seek injunctive relief or other extraordinary relief to restrain the violation of such covenants and assurances by Loggenberg or the Companies or by any person or persons acting for or with Loggenberg or the Companies in any capacity.

4.3 Money Damages.  In the event of any breach or threatened breach of any of Loggenberg's covenants or assurances as set forth in this Agreement, the Companies, or any of their successors or assigns, shall be entitled, in addition to any other remedies under this Agreement or applicable law, to bring suit against Loggenberg for damages and for such other remedies. Notwithstanding the above mentioned, money damages—including legal fees and injunctive relief—shall not exceed the total severance compensation paid.

ARTICLE V
SEVERANCE

5.1 Severance Pay.  On dismissal or termination of employment other than for "good cause" (as defined below), TREC will pay a cash severance to Loggenberg in an amount equal to one year of Loggenberg's then annual base salary as reported in TREC's Form 10-K for the applicable year (excluding, however, bonuses, grants of stock and/or stock options, profit sharing, benefits, and perquisites).  The cash severance shall be payable in six (6) equal monthly installments with the first such installment being due and payable on the 10th day of the first calendar month following the month in which dismissal or termination of employment occurs, and five (5) additional monthly installments being due and payable on the 10th day of each calendar month thereafter.  Each monthly installment of the cash severance shall equal one sixth (1/6) of Loggenberg's annual base salary.

5.2 Definition of "Good Cause".  For purposes of this Agreement, "good cause" to dismiss or terminate employment means:

a.	The commission of any crime by Loggenberg involving moral turpitude;

b.	Loggenberg's embezzling any funds or property of the Companies or committing any other dishonest act towards the Companies;

c.	TREC's determination that Loggenberg was under the influence of alcohol or illegal drugs, as defined by any of the Companies' employee handbooks, during working hours.

ARTICLE VI
ADDITIONAL PROVISIONS

6.1 Additional Assurances.  The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties, except as may be specifically provided to the contrary; provided, however, at the request of TREC, Loggenberg shall execute such additional instruments and take such additional acts as TREC may deem necessary to effectuate this Agreement.

6.2 Choice of Law and Venue.  This Agreement shall be governed by the laws of the State of Texas and shall be performable in HARRIS County, Texas, and venue for any litigation regarding this Agreement shall be in the state or federal courts of HARRIS County, Texas.

6.3 Arbitration.  LOGGENBERG hereby acknowledges that he agrees to submit all claims against THE COMPANIES (including but not limited to statutory and common law employment or tort claims, claims for breach of this agreement, or any other claims against THE COMPANIES) to binding arbitration with the American Arbitration Association.  LOGGENBERG hereby waives his right to a jury trial FOR any dispute described herein.

6.4 Legal Fees and Costs.  Each party shall pay their own legal fees and costs to enforce the terms and provisions of this Agreement.

6.5 Benefit/Assignment.  Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective legal representatives, successors, and assigns; provided, however, that Loggenberg may not assign this Agreement or any or all of Loggenberg 's rights or obligations hereunder without the prior written consent of TREC.  TREC specifically reserves the right to assign the rights and benefits accruing to TREC.

6.6 Waiver of Breach.  The waiver by the Companies of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver by the Companies of any subsequent breach of the same or other provision hereof.

6.7 Severability.  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations.  In the event any provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason, and in any respect, and the basis of the bargain of this Agreement is not thereby destroyed, such invalidity, illegality, or unenforceability shall not affect the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

6.8 Divisions and Headings.  The use of articles, sections, captions and headings in this Agreement are solely for convenience and shall have no legal effect in construing this Agreement's provisions.

6.9 Entire Agreement/Amendment.  This agreement contains the entire agreement and understanding by and between the Companies and Loggenberg with respect to the subject matter of this Agreement, and this Agreement supersedes all previous contracts or agreements between the parties hereto.  No representations, promises, agreements, or understandings, written or oral, that re not herein contained, shall be of any force or effect.  No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party to be bound.

6.10 Notice.  Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered or mailed by prepaid certified mail, return receipt requested, addressed as below or to such other address and to the attention of such other person or officer as either party may designate by written notice:

COMPANIES

Trecora Resources
P.O. Box 1636
Silsbee, Texas 77656
ATTN:  Nicholas Carter
Phone:  (409) 385-8300/
Fax:  (409) 385-2453
LOGGENBERG

Peter M. Loggenberg, Ph.D.
Address:  902 Sprucewood Lane
Houston TX 77024
ATTN:  Dr. Peter M. Loggenberg
Phone:  (713) 461-4580

WITH A COPY TO:

Charles W. Goehringer, Jr.
Germer PLLC
P. O. Box 4915
Beaumont, Texas  77704-4915
Phone:  (409) 654-6700
Fax:  (409) 835-2115

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple original counterparts, all as of the day and year first above written.

LOGGENBERG:                  By: /s/ Peter M Loggenberg
                                                     Peter M. Loggenberg, Ph.D.

COMPANIES:                  Trecora Resources,
a Delaware corporation;

Texas Oil and Chemical Co. II, Inc.,
a Texas corporation;

South Hampton Resources, Inc.,
a Texas corporation;

Trecora Chemical, Inc.;
a Texas corporation; and

Gulf State Pipe Line Company, Inc.,
a Texas corporation

By: /s/ Nicholas Carter
                  Nicholas N. Carter,
       President / CEO of
       Trecora Resources

STATE OF TEXAS                                 §
§
COUNTY OF HARDIN                           §

This instrument was acknowledged before me on the 2nd day of October, 2014, by Peter M. Loggenberg, Ph.D.

/s/ Connie J Cook
Notary Public, State of Texas

STATE OF TEXAS                                 §
§
COUNTY OF HARDIN                           §

This instrument was acknowledged before me on the 2nd day of October, 2014, by Nicholas Carter, President and Chairman of the Board of Trecora Resources, a Delaware corporation, on behalf of said corporation and its affiliates and subsidiaries (the "Companies") as identified above.

/s/ Connie J Cook
Notary Public, State of Texas